EXHIBIT 10.1

SETTLEMENT AND RELEASE AGREEMENT

THIS SETTLEMENT and RELEASE AGREEMENT (the "Agreement") is made this March 25, 2013 (the "Effective Date") by and among Bank of America, N.A., its subsidiaries, parents and affiliates (collectively, “Bank”), American Restaurant Concepts, Inc. d/b/a Dick's Wings ("Borrower"), and Michael P. Rosenberger, Rosalie Rosenberger and Hot Wings Concepts, Inc. (Mr. Rosenberger, Ms. Rosenberger and Hot Wings Concepts, Inc. collectively, the “Guarantors”). The Borrower and Guarantors are sometimes referred to individually or collectively as "Obligor". The Bank and the Obligor are sometimes referred to collectively as the "Parties".

WHEREAS, pursuant to certain loan documents executed by Obligor on or about October 30, 2008, the Bank loaned to Borrower the original principal amount of $338,137.92, Bank Loan #21-0004650193 ("Loan").  All loan and/or credit agreements, notes, security agreements, mortgages, assignments of leases and rents or any other documents executed and delivered to Bank by Obligor in connection with the Loan, as they may have been amended, restated, supplemented or modified from time to time, are collectively referred to herein as the "Loan Documents".

WHEREAS, in consideration of the Bank's extension of credit to the Borrower, the Guarantor(s) executed a personal guaranty dated November 3, 2008, whereby each such Guarantor guaranteed payment of the Loan ("Guaranty").

WHEREAS, the Borrower defaulted on the Loan, and consequently, pursuant to the Guaranty, the Guarantors became liable for the indebtedness arising under the Loan.

WHEREAS, the total outstanding balance of the loan as of the date hereof is $335,349.28, which represents principal plus accrued but unpaid interest, late charges and all other amounts owed to Bank.  The outstanding principal balance of the loan plus all accrued interest, late charges, and all amounts owed to Bank in connection with the enforcement of its rights under the Loan Documents as of the date of this Agreement are hereinafter collectively referred to as the "Total Indebtedness".

WHEREAS, each Obligor is unconditionally liable for immediate payment in full of the Total Indebtedness and the performance of such Obligor's covenants under the Loan Documents.

WHEREAS, the Parties, in order to avoid additional expense, inconvenience and consequences, desire to compromise and settle all potential claims arising out of or relating to the Loan and the Loan Documents.

NOW, therefore, in consideration for the foregoing, and other good and valuable consideration, the Parties intending to be legally bound by this Agreement agree as follows:

1. On or before April 1, 2013, the Borrower shall pay the Bank the sum of $50,000.00 ("Settlement Amount") by delivery of certified funds to the order of Bank in full and final settlement of any claims the Bank may have against the Obligor arising out of or related to the Loan and the Loan Documents.

2. Bank and its predecessors, successors, assigns, officers, managers, directors, shareholders, employees, agents, attorneys, representatives, parent corporations, subsidiaries and affiliates (collectively referred to as "Bank Affiliates") hereby release the Obligors and their respective heirs, executors, administrators, predecessors, successors, assigns, officers, managers, directors, shareholders, employees, agents, attorneys, representatives, parent corporations, subsidiaries and affiliates, as applicable (collectively referred to as "Obligor Affiliates"), jointly and severally from any and all claims, counterclaims, demands, damages, actions and causes of action of any nature whatsoever, including, without limitation, all claims, demands and causes of action for contribution and indemnity, whether arising at law or in equity (including without limitation, claims of fraud, duress, mistake, tortious interference, usury or control), whether presently possessed or possessed in the future, whether known or unknown, whether liability be direct or indirect, liquidated or un-liquidated, whether presently accrued or to accrue hereafter, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, for or because of or as a result of any act, omission, communication, transaction, occurrence, representation, promise, damage, breach of contract, fraud, violation of any statute or law, commission of any tort, or any other matter whatsoever or thing done, omitted, or suffered to be done by any Obligor or Obligor Affiliate, including but not limited to any claim that relates to, in whole or in part, directly or indirectly, the Loan and Loan Documents.

3. Each Obligor hereby releases the Bank and the Bank Affiliates, jointly and severally from any and all claims, counterclaims, demands, damages, actions and causes of action of any nature whatsoever, including, without limitation, all claims, demands and causes of action for contribution and indemnity, whether arising at law or in equity (including without limitation, claims of fraud, duress, mistake, tortious interference, usury or control), whether presently possessed or possessed in the future, whether known or unknown, whether liability be direct or indirect, liquidated or un-liquidated, whether presently accrued or to accrue hereafter, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, for or because of or as a result of any act, omission, communication, transaction, occurrence, representation, promise, damage, breach of contract, fraud, violation of any statute or law, commission of any tort, or any other matter whatsoever or thing done, omitted, or suffered to be done by the Bank or any Bank Affiliates, including but not limited to any claim that relates to, in whole or in part, directly or indirectly, the making or administration of the Loan.

4. Each Obligor agrees that the terms of the Settlement described in this Agreement and as such may have been previously discussed between Obligor and Bank are and shall remain confidential and Obligor agrees that such terms shall not be disclosed by Obligor to any other person unless otherwise authorized by Bank; provided, however, that Obligor may disclose the terms of the Settlement to Obligor's attorneys, accountants, or other professionals retained by Obligor for the purpose of rendering advice to Obligor so long as such persons are informed by Obligor as to the confidential nature of such information and are directed by Obligor to treat such information confidentially and to use it only in connection with their representation of Obligor. As damages to Bank for Obligor's breach of the confidentiality provisions of this Agreement may be difficult or impossible to ascertain, Obligor and Bank agree that liquidated damages for such breach by Obligor shall be in the amount of the difference between the Settlement Amount and the Total Indebtedness as of the date hereof together with interest at the highest default rate as provided in the Loan Documents following a default accruing from the date hereof.  Notwithstanding anything contained herein to the contrary, the Borrower will be permitted to file a copy of this Agreement with the Securities and Exchange Commission (“SEC”) and disclose in filings with the SEC and other public disclosures those terms of this Agreement that it deems to be reasonable, necessary, or appropriate to enable Borrower to conduct its business in the ordinary course.

5. Notwithstanding the foregoing, if any one or more of the Conditions Subsequent as defined in subsections 5.1 - 5.6 of this Agreement ("Conditions Subsequent" ) occurs during the period beginning on the Effective Date and ending ninety (90) days after the Effective Date, then the following provisions shall apply: (a) the provisions of Sections 1 and 2 of this Agreement shall be deemed void ab initio and shall be of no force or effect; (b) the Loan Documents shall continue to be effective, or be reinstated, as the case may be; and (c) the full amount which is due Bank under the Loa n Documents (including any amount which Bank may be obligated to refund or repay) shall be due and payable immediately by Obligor under the Loan Documents, all as though Bank's agreement to accept the Settlement Payment had not been made and Bank may immediately pursue all of its rights and remedies to collect such amounts, together with interest at the highest rate provided in the Loan Documents following a default accruing from the date of this Agreement, and all other amounts which the Bank may lawfully recover in connection therewith, including attorneys' fees (including allocable costs of staff counsel) and expenses incurred to date and/or which may be hereafter incurred, provided, however, that in any such event, the release of Bank and Bank Affiliates set forth in Section 3 of this Agreement and all other obligations and agreements of the Obligor under this Agreement shall NOT BE avoided, set aside or undone and shall remain in full force and effect.

The Conditions Subsequent are as follows:

          5.1. Litigation. Any Obligor or any person claiming by or through any Obligor commences, joins in, assists, cooperates in or participates as an adverse party or as an adverse witness (subject to compulsory legal process which requires testimony) in any suit or other proceed ing against Bank or any Bank Affiliates relating to the Loan or the Settlement; or

          5.2. Avoidance. The Settlement Payment or any portion thereof, or any transfer of property to Bank or any portion of such property, whether paid or transferred to Bank pursuant to this Agreement or otherwise, is rescinded, avoided, set aside, rendered void and/or undone or otherwise, may be restored by Bank and/or Bank Affiliates to any Obligor or to any of the creditors of any Obligor or to any representative of any Obligor or to any representative of any of Obligor's creditors, or otherwise, upon the insolvency, bankruptcy or reorganization of Borrower; or

          5.3 Representations, Warranties, Covenants and Other Agreements.  Any of the representations, warranties, covenants or other agreements of any Obligor contained herein (including, but not limited to, the information contained in any financial statements of any Obligor given to Bank) shall have been false or incorrect in any material respect as of the Settlement Date; or

          5.4. No Release. The release of Bank and/or Bank Affiliates set forth in Section 3 is alleged to be invalid or unenforceable by any claim or proceeding initiated or commenced in favor of, through or by any Obligor Parties; or

          5.5 Bankruptcy.  Any Obligor becomes the subject of a bankruptcy or insolvency proceeding by either voluntary or involuntary petition, within ninety-one (91) days after the completion of the payment made pursuant to Section 1 of this Agreement, and such proceeding is not dismissed within ninety (90) days after the filing of the petition commencing the proceeding.

6. The Parties have carefully read and understand the effect of this Agreement.  The Parties have had the assistance or the opportunity to seek the assistance of separate legal counsel in carefully reviewing, discussing and consider all the terms of the Agreement.

7. The execution of this Agreement by the Parties is not based upon its or their reliance upon any representation, understanding or Agreement not expressly set forth herein.  Neither Party has made any representations to the other Party not expressly set forth herein.

8. The Parties execute this Agreement as their own free and voluntary act without any duress, coercion or undue influence exerted by or on behalf of any other party.

9. The respective parties are the sole owner of the claims or causes of action being released herein and neither party has conveyed or assigned any interest in any such claim or causes of action to any person or entity not a party hereto.

10. The Parties have full and complete authorization and power to execute this Agreement in the capacity herein stated in this Agreement as a valid, binding and enforceable obligation of this Agreement and does not violate any law, rule, regulation, contract or agreement otherwise enforceable by or against the respective Parties.

11. Each Obligor acknowledges and confirms that the Loan is a true debt and binding obligation of such Obligor and that such Obligor has no defense, right of setoff, claim or counterclaim arising out of or connected to the Loan and the Loan Documents, or if any such defense, right of setoff, claim or counterclaim exist that such have been waived by such Obligor.

12. This Agreement shall be governed by and construed in accordance with the laws of the state of Florida and the laws of the United States of America applicable to transactions within the state of Florida.

13. In the event of any question or dispute under this Agreement, the Parties agree that the terms of this Agreement shall not be construed against the drafter but shall be construed as though all parties were the drafter.

14. If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

15. This Agreement may be executed in multiple identical counterparts, each of which when duly executed shall be deemed an original, and all of which shall be construed together as one agreement.  This Agreement will not be binding on or constitute evidence of a contract between the Parties hereto until such time as a counterpart has been executed by such party and a copy thereof is delivered to each other party to this Agreement.

16. Time shall be of the essence with respect to each and every of the various undertakings and obligations of Obligor as set forth in the Agreement.

17. Each of the Parties hereto acknowledges that they may have loans, guarantees or other obligations with the Bank other than the Loan. The Parties hereto agree that this Agreement shall not affect the Parties rights against one another as to claims or rights not arising out of, connected with or related to the Loan and the Loan Documents.

18. This Agreement is binding upon the Parties hereto, their heirs, executors, administrators, assigns, successors in interest, predecessors in interest, and anyone claiming by, through or under any one of the foregoing.

19. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

20. In the event of the occurrence of a Condition Subsequent, each Obligor hereby authorizes and empowers any attorney or clerk of any court of record in the United States or elsewhere to appear for and, with or without declaration filed, confess judgment against such Obligor in favor of the Bank, or any assignee or successor of holder of the Loan Documents, at any time, for the full or total amount of the indebtedness provided for therein, with costs of suit and attorney's commission of ten percent (10%) for collection, and each Obligor expressly releases all errors, waives all stay of execution, rights of inquisition and extension upon and levy upon real estate and all exemption of property from levy and sale upon any execution hereon; and each Obligor expressly relinquishes all rights to benefits or exemptions under any and all exemption laws now in force or which may hereafter be enacted.

21. SIGNED, SEALED AND DELIVERED as of the Effective Date written above,

BORROWER:

American Restaurant Concepts, Inc. d/b/a Dick’s Wings

By:	/s/ Michael P Rosenberger
Michael P. Rosenberger
Chief Executive Officer

GUARANTORS:

	/s/ Michael P. Rosenberger	/s/ Rosalie Rosenberger
	Michael P. Rosenberger	Rosalie Rosenberger

Hot Wings Concepts, Inc.

By:	/s/ Michael P. Rosenberger
Michael P. Rosenberger
Chief Executive Officer

BANK:

Bank of America, N.A.

/s/ Paulette McCurry
Paulette McCurry
Assistant Vice President